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                                                                    EXHIBIT 99.1

CONTACTS:
INVESTORS:  Allan Kells, (816) 201-2445
akells@cerner.com

MEDIA:  David Oboyski, (816) 201-3009
doboyski@cerner.com

CERNER'S INTERNET HOME PAGE:
http://www.cerner.com


          CERNER CORPORATION TO REPORT 2002 RESULTS ON JANUARY 23, 2003
             COMPANY ALSO ANNOUNCES DEBT ISSUANCE AND ONE-TIME ITEMS


COMPANY EXPECTS TO REPORT POSITIVE FREE CASH FLOW FOR THE FOURTH QUARTER OF 2002


KANSAS CITY, MO. - JANUARY 6, 2003 - Cerner Corporation (Nasdaq: CERN) today announced that it will report fourth quarter and full-year 2002 results shortly after 3:00 p.m. CT on Thursday, January 23, 2003. The Company said its fourth quarter results would include a nonrecurring gain of approximately $0.6 million (net of $0.3 million of tax) related to the sale of WebMD stock obtained through the exercise of warrants in the fourth quarter and one-time charges of approximately $6.3 million (net of $3.6 million of tax) related to the impairment of various investments in non-publicly traded securities. The Company also announced it successfully completed a $60 million private placement of debt during the fourth quarter.

Excluding the proceeds from the debt issuance and the proceeds from the WebMD transaction, the Company expects to be free cash flow positive in the fourth quarter of 2002 due to record cash collections and strong operating cash flow. The Company is defining free cash flow as operating cash flow less capital expenditures, capitalized software, and the $7.2 million paid during the fourth quarter on the previously announced Image Devices acquisition.


NON-RECURRING GAIN AND ONE-TIME ITEMS


The WebMD stock sold during the fourth quarter was obtained through the exercise of 1,048,783 warrants at an exercise price of $3.08. These warrants were scheduled to expire on January 26, 2003 and had a cost basis to Cerner of $4.1 million. Net proceeds from the sale were $5 million. After the sale, Cerner had no investment in WebMD. Including the sale of these warrant shares, Cerner has realized net after-tax gains of $22.6 million from its sale of WebMD shares from 2000 through 2002.



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The one-time charge of approximately $6.3 million (net of tax) is primarily related to a $3.5 million (net of $1.9 million of tax) write down of Cerner's investment in Protocare, Inc., a non-publicly traded company. The impairment of the Protocare investment occurred in the fourth quarter of 2002. After recording the impairment related to non-publicly traded securities and the sale of the WebMD warrants, Cerner's total remaining holdings of shares in public and non-public companies is less than $1 million.

ISSUANCE OF DEBT


The proceeds from the $60 million privately placed debt will be used to repay the $25 million currently borrowed on the Company's $90 million revolving line of credit and for general corporate purposes, including completing the construction of two new buildings at Cerner's world headquarters in Kansas City, Missouri. The Company believes a single world headquarters campus is a strategic advantage because of the opportunities for collaboration among associates and visiting clients that is made possible by having centralized facilities. The additional buildings are necessary to accommodate the increased number of clients visiting Cerner's headquarters and the rapidly growing Cerner associate base, which has grown by approximately 1,800 associates in the past two years. Construction of the buildings is expected to be completed by the end of 2003.

The debt is comprised of Series A Senior Notes with a $21 million principal amount payable in three equal installments beginning in 2006 and Series B Senior Notes with a $39 million principal amount payable in four equal installments beginning in 2009. The weighted average interest rate on the notes is 6.1 percent. The interest costs related to the debt will not impact the company's 2003 earnings guidance range of $1.78 to $1.82 per share that was provided on October 16, 2002.

The company will provide additional details when it reports fourth quarter results shortly after 3:00 p.m. CT on Thursday, January 23, 2003. Cerner will host an analyst conference call at 3:30 p.m. CT on Thursday, January 23, 2003. The call will be Web cast and will be available both live and archived on Cerner's Web site at www.cerner.com. Please access the site fifteen minutes early to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be made available shortly after the call and will run for two weeks.

Cerner Corporation is the leading supplier of clinical and management information and knowledge systems to more than 1,500 health care organizations worldwide. Cerner is working to transform the health care delivery system by increasing the quality of care, improving efficiencies, eliminating medical error and connecting the individual to the system with innovative information solutions. The following are trademarks of Cerner: Cerner, Cerner's logo.
Nasdaq: CERN, www.cerner.com

This release may contain forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company's performance, financial condition or business could differ materially from those expressed in such forward-looking statements. The words ""expects", "believes", "guidance", "is expected" and similar expressions are intended



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to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: quarterly operating results may vary, stock price may be volatile, market risk of investments, potential impairment of goodwill, changes in the health care industry, significant competition, the Company's proprietary technology may be subjected to infringement claims or may be infringed upon, regulation of the Company's software by the U.S. Food and Drug Administration or other government regulation, the possibility of product-related liabilities, and possible system errors or failures or defects in the performance of the Company's software. Additional discussion of these and other factors affecting the Company's business is contained in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

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